REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM ON INTERNAL CONTROL

Board of Trustees and Shareholders
Saratoga Advantage Trust
Garden City, NY  11530

In planning and performing our audits of the financial statements of the Large Capitalization
Value Portfolio, Large Capitalization Growth
Portfolio, Mid Cap Portfolio, Small Capitalization
Portfolio, International Equity Portfolio, Health &
Biotechnology Portfolio, Technology & Communications
Portfolio, Energy & Basic Materials Portfolio,
Financial Services Portfolio, Investment Quality Bond
Portfolio, Municipal Bond Portfolio and U.S. Government
Money Market Portfolio, each a series of shares of Saratoga Advantage Trust, for the year ended
August 31, 2004, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for
establishing and maintaining internal control.
In fulfilling this responsibility, estimates and judgments
by management are required to assess the expected
benefits and related costs of controls.   Generally,
controls that are relevant to an audit pertain to the
entity's objective of preparing financial statements for
external purposes that are fairly presented in conformity
with accounting principles generally accepted in the
United States of America.   Those controls include the
safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of the internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants.
A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing
their assigned functions.   However, we noted no matters
involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses, as defined above, as of August 31, 2004.

This report is intended solely for the information and use of management and the Board of Trustees of Saratoga
Advantage Trust and the Securities and Exchange
Commission, and is not intended to be and should not be used by anyone other than these specified parties.

TAIT, WELLER & BAKER
Philadelphia, Pennsylvania
October 21, 2004